UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

THERMAL TENNIS INC.
(Exact name of registrant as specified in its charter)

Nevada	88-0367706
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

4950 Golden Springs Drive Reno, Nevada                       89509
(Address of Principal Executive Offices)                         (Zip Code)

Registrant’s telephone number, including area code: (775) 560-6659

Securities to be registered pursuant to Section 12(b) of the Exchange Act:  None

Securities to be registered pursuant to Section 12(g) of the Exchange Act:  Common Stock

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of accelerated filer”, “large accelerated filer”, “non-accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [  ]      Accelerated Filer [  ]       Non-accelerated filer  [  ]      Smaller reporting company[X]

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Item 1.  Business

Thermal Tennis Inc. (sometimes referred to hereinafter as “Thermal”) is committed to the growth of tennis. Thermal believes that tennis is a lifetime sport and that one's life is enhanced by participation in the game.  Many facilities, both public and private are underutilized, poorly managed, and not marketed to the tennis community.  Thermal  believes there is a very good opportunity to generate and greatly improve revenues, and create hassle free tennis management for property owners at their existing facility.  Tennis has seen excellent growth in recent years as reported by the United States Tennis Association and the Tennis Industry Association.

Our president, Mr. Deller, started playing tennis at age 13 and became a high school and collegiate champion. He then played professional tennis on various national and worldwide circuits from 1979 until 1984. Mr. Deller has remained involved in tennis on various levels including teaching, coaching, recruiting, playing, consulting, tennis court construction, corporate advisory staff, association startup and many others.

Thermal has limited history due to a lapse in revenue from 2001 to 2003 and from 2006 to early 2009.  The Company has been resurrected with Mr. Deller’s leadership and his emphasis on new growth. Mr. Deller, the sole officer of the Company, has over 30 years experience in the tennis community and is a respected member of the national tennis community as a player and a program developer.

The Company obtained its first new contract since 2006 in 2009.  The contract is with a club that it has managed the tennis program for in the past.  During the first full year of the contract, it produced $92,526 in gross revenues for 2010 and $98,353 in 2009.  The gross profit has been minimal in both years, but Thermal expects it will improve as it refines the programs offered and increases memberships, lessons, clinics and tournaments.

Thermal intends to bid on seasonal facilities beginning each summer and produce over $45,000 of gross revenues on each contract.

Mr. Deller is still developing his tennis training management system concept that he will try to sell to clubs located in the eight western states.

Principal Products or Services and their Markets

Thermal is in negotiations to run additional tennis facilities at several sites in Northern Nevada and Lake Tahoe. Thermal has strong ties to the University of Nevada's tennis program and has been employing University tennis team athletes for summer programs and other functions under its contract in 2010 and 2009. Employees are trained by Thermal president, Bob Deller, in a standardized, proven system. Several models exist in the tennis industry including Nike Tennis Camps and Peter Burwash International. Thermal is also attempting to develop a Northern Nevada Training Academy at a local facility, much like the Bolletierri Academy in Bradenton, Florida.

While many of Thermal's initial efforts will be focused in Nevada, the goal is to create a model and seek out underserved market places throughout the West to duplicate this concept.

Thermal has had many positive discussions with private facilities, city, parks and recreation officials and high schools to manage tennis complexes both seasonally and year round. With its retail contacts and client base, Thermal is also considering up sizing its retail operation into a regional presence and joint venturing with an Internet tennis supplier.

Strategy

Our strategy for growth is an on-going process of negotiating contracts with tennis facilities and other athletic complexes.

Marketing

Demographic trends have helped drive the growth experienced by the fitness industry over the past decade. The industry has benefited from the aging of the “baby boomer” generation and the coming of age of their offspring, the “echo boomers” (ages nine to 27). Government-sponsored reports, such as the Surgeon General’s Report on Physical Activity & Health (1996) and the Call to Action to Prevent and Decrease Overweight and Obesity (2001), have helped to increase the general awareness of the benefits of physical exercise to these demographic segments over those of prior generations. Membership penetration (defined as club members as a percentage of the total U.S. population over the age of six) has increased significantly from 11.0% in 1996 to 15.5% in 2005, according to the IHRSA/ American Sports Data Health Club Trend Report.

The United States Tennis Association has an interest in expanding the sport and enhancing people's lives. The local communities want to provide activities for its citizens. Thermal wants to bring these two (2) desires together and serve the tennis community with the best developmental program available.  Fun and exercise were listed as the top reasons why people play tennis.

Tennis instruction is very important for all levels of players.  For new players instruction contributes to the interest in playing.  For mature, or frequent players, instruction increases the frequency of play.  They schedule matches with friends, and other players they meet due the frequency of being on the court.  Additionally, this increases league play and the ability of players having other individuals to play.  People play more if they can arrange matches with others at their same skill level.

The majority of youth who take up the sport begin at public parks, or at school, where the tennis infrastructure is limited.  However, tennis lessons available to the general public always increase the frequency and recovery of players who have become dormant in their playing.

The fact that a corporation or other entity is affiliated with us, or an equity interest in Thermal is owned by an officer or one of our shareholders, would not disqualify the entity from consideration as a potential customer. In order to minimize conflicts of interest, we have adopted a policy that any contracts or other transactions with entities of which our officer shareholders are also directors or officers, or in which they have a financial interest, will be determined to be fair and reasonable, but that none of these transactions by Thermal shall be affected or invalidated solely because of the relationship or interest of directors or officers or shareholders.

Effect of Existing or Probable Governmental Regulations on the Business

We are subject to the Sarbanes-Oxley Act of 2002. This Act creates a strong and independent accounting oversight board to oversee the conduct of auditors of public companies and strengthens auditor independence. It also requires steps to enhance the direct responsibility of senior members of management for financial reporting and for the quality of financial disclosures made by public companies; establishes clear statutory rules to limit, and to expose to public view, possible conflicts of interest affecting securities analysts; creates guidelines for audit committee members’ appointment, compensation and oversight of the work of public companies’ auditors; prohibits certain insider trading during pension bund blackout periods; and establishes a federal crime of securities fraud, among other provisions.

Section 14(a) of the Exchange Act requires all companies with securities registered pursuant to Section 12(g) of the Exchange Act to comply with the rules and regulations of the Securities and Exchange Commission regarding proxy solicitations, as outlined in Regulation 14A. Matters submitted to stockholders of our Company at a special or annual meeting thereof or pursuant to a written consent will require our Company to provide our stockholders with the information outlined in Schedules 14A or 14C of Regulation 14; preliminary copies of this information must be submitted to the Securities and Exchange Commission at least 10 days prior to the date that definitive copies of this information are forwarded to our stockholders.

We are also required to file annual reports on Form 10-K and quarterly reports on Form 10-Q with the Securities Exchange Commission, and are required to timely disclose certain material events (e.g., changes in corporate control; acquisitions or dispositions of a significant amount of assets other than in the ordinary course of business; and bankruptcy) in a Current Report on Form 8-K.

We have not incurred any research or development costs during the past two fiscal years.

Thermal has had no full-time employees since its organization. Robert R. Deller, our executive officer and director has served as a part-time employee of Thermal for the past fiscal year. All other workers engaged to fulfill the Company’s current contract have been hired on an outside contractor basis.  We anticipate that, at such time, if ever, as our financial position permits, assuming that we are successful in raising additional funds through equity and/or debt financing and/or generating a sufficient level of revenue from operations, Mr. Robert R. Deller and any other executive officers and/or directors of Thermal Tennis will receive reasonable salaries and other appropriate compensation, such as bonuses, coverage under medical and/or life insurance benefits plans and participation in stock option and/or other profit sharing or pension plans, for services as our executive officers and may receive additional fees for their attendance at meetings of the Board of Directors. Further, we may pay consulting fees to persons who perform services for us, although we have no present plans to do so.

Reports to Security Holders

You may read and copy any materials that we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may also find all of the reports that we have filed electronically with the Securities and Exchange Commission at their Internet site www.sec.gov.

During the fiscal year ended December 31, 2010, we did not provide to our shareholders any annual report, proxy statement or information statement nor do we have any plans at the present time to provide any such report or reports to our shareholders.

Item 1A. Risk Factors

We have a history of operating losses and anticipate future operating losses until such time as we can generate additional sales.

Since beginning operations, we have sustained operating losses.  Even though we have generated revenues in the past, we have never been able to sustain business operations solely from business revenues.  In addition, we expect to accelerate our losses in the  future as we increase our expenses by developing and rolling out new management concepts to generate sales.

If we do not obtain additional funding as needed, we may be unable to fund our business operations and to adequately pursue our business plan.

Our business plan requires ongoing expenditures for the marketing of our products and services.  It is likely we will need additional outside funding sources in the future to continue the development and the promotion of our business.  If we are not successful in obtaining additional funding for operations if and when needed, we may have to discontinue some or all of our business activities and our stockholders might lose all of their investment.

The general economic downturn may have a significant impact on our financial condition and operating results.

In recent years, economic conditions have deteriorated in the United States and may remain depressed for the foreseeable future. These conditions make it difficult for us to accurately forecast and plan future business activities. Furthermore, during challenging economic times, we may face issues gaining access to financings or capital infusion, which could result in an impairment of our ability to continue our business activities. We cannot predict the duration of the current economic slowdown or any subsequent recovery in the United States or in our industry.  Playing tennis on a recreational basis is typically considered a luxury rather than a necessity.  In an economic downturn, many persons that would otherwise pursue the recreational playing of tennis may of necessity use their limited resources for other purposes making it difficult for us to grow tennis facility memberships for our clients.  The current downturn makes it more difficult for our clients to prosper and accordingly more difficult for us to achieve financial viability as a business.  Under this set of circumstances, it is less likely our stockholders will receive a return on their investments.

If we fail to convince the market place that we have superior products and services, we will not be commercially successful.

Even if we are successful in offering services superior to those of our competitors, it will be necessary for us to educate and convince the market place of that superiority.  If we are unable to do so, we will not be able to achieve the market penetration necessary to become commercially successful and our investors may lose their investments.

If we cannot retain or hire qualified personnel, our programs could be delayed.

We are dependent on our president who is prominent in the tennis industry.  The loss of his services could disrupt our business activities.  We believe that our future success will depend in large part upon our ability to attract and retain highly skilled tennis professionals.  We face intense competition for these kinds of personnel from other companies and organizations.  We might not be successful in hiring or retaining the personnel needed for success.

Investors will be unable to sell their securities if no market develops for those securities.

No market exists at the present time for our common shares.  Even though we intend to create a public market for our common shares, there can be no assurance when the market will develop or if the market will ever develop.  If we are not successful in developing a market for our common shares, investors in our company will not be able to sell their securities.

Item 2.  Financial Information.

Information under this Item 2 is not required since the Company is a smaller reporting company.

Item 3. Properties

Thermal Tennis maintains its offices pursuant to a verbal arrangement rent at $250 per month at the residence of Ms. Robert R. Deller, President/Secretary/Treasurer and a director of Thermal Tennis, located at 4950 Golden Springs Drive, Reno, Nevada, 89509. Thermal Tennis' present office arrangement, which is expected to be adequate to meet our needs for the foreseeable future, has been valued by management at a nominal value and, accordingly, does not impact the accompanying Financial Statements of Thermal Tennis.

Item 4. Security Ownership of Certain Beneficial Owners sand Management

Security Ownership of Certain Beneficial Owners

The following tables set forth the share holdings of those persons who own more than five percent of the Company’s common stock as of August 1, 2011.

Ownership of Principal Shareholders

Title Of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Common	Robert R. Deller 4950 Golden Springs Drive Reno, Nevada 89509	500,000 Direct	29.83%
Common	Jeff W. Holmes 8555 E. Voltaire Ave Scottsdale, AZ 85260	500,000 Direct	29.83%
Common	Ascendiant Capital 18881 Von Karman Avenue Suite 1600 Irvine, CA 92612	500,000 Direct	29.83%

Security Ownership of Management

The following table sets forth the share holdings of the Company’s sole officer and director as of August 1, 2011:

Ownership of Sole Officer and Director

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Common	Robert R. Deller	500,000 Direct	29.83%
Officers and Directors as a Group (1)		500,000 Direct	29.83%

Item 5.  Directors and Executive Officers.

Our sole officer is Robert R. Deller.   As such, Mr. Deller is our President, Principal Executive Officer, Principal Accounting Officer, Principal Financial Officer, Secretary, and Treasurer.  Mr. Deller is also our sole director.  Mr. Deller is 55 years old.

Mr. Deller became an officer and a director of Thermal Tennis at its inception on August 25, 1999.  His primary occupation from January, 2001 through January, 2006, was Tennis Director, at the Caughlin Club in Reno, Nevada.  From January, 2006, through the present, Mr. Deller is a marketing representative for California Products Corp., a manufacturer of tennis surfacing materials.

Item 6.  Executive Compensation

The following table sets forth the compensation paid by the Company for services rendered during the periods indicated:

Summary Compensation Table

Name and principal position	Year	Salary ($)	Stock Awards ($)	Total ($)
Robert R. Deller	2008 2009 2010	0 0 0	0 0 0	0 0 0

During 2010, we paid no salary to any officer or director of the Company.  The only amount paid to Mr. Deller was $6,293 and $2,804 for 2010 and 2009 respectively, for teaching certain tennis lessons on the one contract the Company currently fulfills.

Compensation Committee Interlocks and Insider Participation

Our board of directors consists of one person and therefore does not have a compensation committee or other committee performing similar functions.  In addition, the Company does not pay any compensation.  Our sole board member did receive $6,293 and $2,804 in 2010 and 2009 as noted above for teaching tennis lessons for the Company.

Item 7.  Certain Relationships and Related Transactions, and Director Independence.

Transactions with Related Persons

The Company currently utilizes office space on a month to month basis at $250 per month from Mr. Deller, our sole officer and director, and shall do so until substantial revenue-producing operations commence.  Otherwise, there were no material transactions, or series of similar transactions with any related party.

Director Independence

We have one director, Mr. Robert R. Deller.  Mr. Deller is not considered an independent director.  The definition the Company uses to determine whether a director is independent is NASDAQ Rule 4200(a)(15).

Item 8.  Legal Proceedings.

The Company is not engaged in any legal proceeding.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and  Related Stockholder Matters.

Market Information

There is no “established trading market” for our shares of common stock. We are not listed on the OTC Bulletin Board nor the Pink Sheets of the Financial Industry Regulatory Authority (“FINRA”)” nor on any exchange.  The Company has no common equity that is subject to outstanding options or warrants to purchase, or securities convertible into, common equity.  The Company has 1,676,000 common shares issued and outstanding, 1,500,000 of which could be sold pursuant to Rule 144 promulgated under the Securities Act.

Holders

The number of record holders of the Company’s common stock is 45.

Dividends

Holders of shares of common stock are entitled to share pro rata in dividends and distributions with respect to the common stock when, as and if declared by the Board of Directors out of funds legally available therefore. We have not paid any dividends on our common stock and intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, capital requirements and the financial condition of Thermal Tennis.

Securities Authorized for Issuance under Equity Compensation Plans

We have no equity compensation plans.

Item 10.  Recent Sales of Unregistered Securities.

The Company has not sold any unregistered securities within the past three years.

Item 11.  Description of Registrant’s Securities to be Registered.

The Company’s securities to be registered are the Company’s common stock.  Our authorized capital stock consists of 75,000,000 shares of common stock, $0.001 par value.   As of August 1, 2011, 1,676,000 shares of common stock were issued and outstanding. The outstanding shares of common stock have been duly authorized and are fully paid and non-assessable.

The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors from funds legally available therefore. Upon our liquidation or dissolution, the holders of common stock are entitled to share ratably in all assets available for distribution. Holders of common stock have no preemptive rights, no cumulative voting rights and no rights to convert their common stock into any other securities.  Any action taken by holders of common stock must be taken at an annual or special meeting or by written consent of the holders of over 50% of our common stock issued and outstanding.

Item 12.  Indemnification of Directors and Officers

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our bylaws.  Our bylaws provide:

Directors will be immune from monetary liabilities to the fullest extent not prohibited by Nevada law.  Excepted from that immunity are:

• a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest;
• a violation of criminal law unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;
• a transaction from which the director derived an improper personal profit; and
• willful misconduct.

The corporation will indemnify its directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under Nevada law or (iv) such indemnification is required to be made pursuant to these Bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will seek to determine whether the applicable director, officer or controlling person should be indemnified in light of controlling precedent and then proceed accordingly.

Item 13.  Financial Statements and Supplementary Data.

TABLE OF CONTENTS

Page
Balance Sheets-March 31, 2011 and 2010	12

Statements of Operations for the quarters ended March 31, 2011 and 2010	13

Statements of Cash Flows for the quarters ended March 31, 2011 and 2010	14

Notes to Financial Statements	15 through 17

THERMAL TENNIS INC.

BALANCE SHEETS
MARCH 31, 2011 AND DECEMBER 31, 2010

ASSETS

	March 31,	December 31,
	2011	2010
	(Unaudited)
CURRENT ASSETS:
Cash	$2,575	$2,330
Accounts receivable, net	666	1,326
Prepaids	1,805	433

Total Current Assets	5,046	4,089

TOTAL ASSETS	$5,046	$4,089

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$17,615	$18,565
Accounts payable and accrued expenses-Related parties	15,278	14,076
Notes payable-Related parties-Current maturities	59,000	46,000

Total Current Liabilities	91,893	78,641

Total Liabilities	91,893	78,641

STOCKHOLDERS' DEFICIT:
Capital stock, $.001 par value; 50,000,000 shares authorized;
1,676,000 shares issued and outstanding
at March 31, 2011 and December 31, 2010, respectively	1,676	1,676
Additional paid-in capital	35,079	34,116
Accumulated deficit	(123,602)	(110,344)

Total Stockholders' Deficit	(86,847)	(74,552)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$5,046	$4,089

The accompanying notes are an integral part of these financial statements.

THERMAL TENNIS INC.

STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

	March 31,	March 31,
	2011	2010
	(Unaudited)	(Unaudited)

SALES, Net of Returns, Allowances and Discounts	$10,143	$11,435

COST OF SALES	9,417	11,178

GROSS PROFIT	726	257

EXPENSES:
General and administrative expenses	12,570	8,788

TOTAL OPERATING EXPENSES	12,570	8,788

(LOSS) BEFORE OTHER (EXPENSE) AND INCOME TAXES	(11,844)	(8,531)

OTHER INCOME/(EXPENSE)
Interest income	-	1
Interest expense-Related parties	(1,414)	(986)

Total other income/(expense)	(1,414)	(985)

LOSS BEFORE INCOME TAXES	(13,258)	(9,516)

PROVISIONS FOR INCOME TAXES	-	-

NET LOSS	$(13,258)	$(9,516)

BASIC LOSS PER SHARE	$(0.01)	$(0.01)

WEIGHTED AVERAGE SHARES OUTSTANDING	1,676,000	1,675,000

The accompanying notes are an integral part of these financial statements.

THERMAL TENNIS INC.

STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

	March 31,	March 31,
	2011	2010
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(13,258)	$(9,516)
Adjustments to reconcile net loss to net cash used
in operating activities:
Contribution of capital from related party	750	-
Changes in assets and liabilities:
Decrease in accounts receivable	660	835
(Increase) in prepaids	(1,372)	(1,294)
Increase in accounts payable and accrued expenses	465	7,172

Net cash provided (used) by operating activities	(12,755)	(2,803)

CASH FLOWS FROM INVESTING ACTIVITIES:	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	13,000	-
Proceeds from the sale of common stock	-	1,000

Net cash provided by financing activities	13,000	1,000

Net increase/(decrease) in cash	245	(1,803)

CASH AT BEGINNING PERIOD	2,330	7,735

CASH AT END OF PERIOD	$2,575	$5,932

SUPPLEMENTAL CASH FLOW INFORMATION:

Cash paid for income taxes	$-	$-

Cash paid for interest expense	$-	$-

NON-CASH TRANSACTION

Contribution of capital from related party	$465	$-

The accompanying notes are an integral part of these financial statements.

THERMAL TENNIS INC.

CONDENSED NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE A - PRESENTATION

The balance sheets of the Company as of March 31, 2011 and December 31, 2010, the related statements of operations for the three months ended March 31, 2011 and 2010 and the statements of cash flows for the three months ended March 31, 2011 and 2010, (the financial statements) include all adjustments (consisting of normal recurring adjustments) necessary to summarize fairly the Company's financial position and results of operations. The results of operations for the three months ended March 31, 2011 and 2010 are not necessarily indicative of the results of operations for the full year or any other interim period. The information included in this set of financial statements should be read in conjunction with Management's Discussion and Analysis and Financial Statements and notes thereto included in the Company's Form 10-K.

NOTE B - REVENUE RECOGNITION

The Company recognizes revenue in accordance with the Securities and Exchange Commission Staff Accounting Bulletin (SAB) number 104, which states that revenues are generally recognized when it is realized and earned.  Specifically, the Company recognizes revenue when services are performed and projects are completed and accepted by the customer.  Revenues are earned from tennis lessons, sales of ball machines and other related services.

NOTE C - GOING CONCERN

The Company’s financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company generated a net loss from its operations in 2010 and 2009.   Additionally, the revenue base of the Company is seasonal and the Company receives a majority of its revenues in the second and third quarters of the calendar year.  It also sustained operating losses in prior years and due to the current and prior year net operating losses, the Company currently has a deficit in its stockholders’ equity account.  These factors raise substantial doubt as to its ability to obtain debt and/or equity financing and achieving future profitable operations.

Management intends to raise additional operating funds through equity and/or debt offerings.  However, there can be no assurance management will be successful in its endeavors.  Ultimately, the Company will need to achieve profitable operations in order to continue as a going concern.

There are no assurances that Thermal Tennis Inc. will be able to either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations; or (2) obtain additional financing through either private placement, public offerings and/or bank financing necessary to support its working capital requirements.  To the extent that funds generated from operations and any private placements, public offerings and/or bank financing are insufficient, the Company will have to raise additional working capital.  No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to Thermal Tennis Inc.  If adequate working capital is not available Thermal Tennis Inc. may be required to curtail its operations.

NOTE D – NOTES PAYABLE

The Company’s notes payable consists of the following:

March 31, 2011
Note payable, due to an individual, 10% interest, principle and interest due June 1, 2011(1)(2)	$32,000
Note payable, due to an individual, 10% interest, principle and interest due June 1, 2011(1)	20,000
Note payable, due to an individual, 10% interest, principle and interest due June 1, 2011	7,000
59,000
Less current portion	(59,000)

$-

(1)	The notes listed above both represent credit lines that allow the Company to borrow up to $25,000 on each note to pay the ongoing expenses of the company.
(2)	The lender made the additional loan above the original terms and conditions of the note without amending the credit line.

NOTE E – RECENTLY ENACTED ACCOUNTING PRONOUNCEMENTS

There have been no developments to recently issued accounting standards, including the expected dates of adoption and estimated effects on our financial statements, from those disclosed in the our Annual Report on Form 10-K for the year ended December 31, 2010.

NOTE F – INCOME TAXES

Effective January 1, 2007, we adopted the provisions of ASC 740-10 (formerly known as FIN No. 48, Accounting for Uncertainty in Income Taxes). ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements. ASC 740-10 requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements. The application of income tax law is inherently complex. Laws and regulation in this area are voluminous and are often ambiguous. As such, we are required to make many subjective assumptions and judgments regarding the income tax exposures. Interpretations of and guidance surrounding income tax laws and regulations change over time. As such, changes in the subjective assumptions and judgments can materially affect amounts recognized in the balance sheets and statements of income.

At the adoption date of January 1, 2007, we had no unrecognized tax benefit, which would affect the effective tax rate if recognized. There has been no significant change in the unrecognized tax benefit during the three months ended March 31, 2011.

NOTE G – RELATED PARTY TRANSACTIONS

The Company recognized $750 of expense in the three months ended March 31, 2011, which represented the value of the rent associated with the sole officer’s home office.  This amount recognized plus the balance due to the officer at December 31, 2010 in the amount of $213 was contributed to additional paid-in capital for the quarter ended March 31, 2011.

NOTE H – SUBSEQUENT EVENT

The Company has evaluated subsequent events pursuant to ASC855 and has determined that there are no reportable subsequent events.

However, in April 2011 an officer of the Company made an additional loan to the Company in the amount of $9,000 to cover the costs of operations.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
Thermal Tennis, Inc.
Reno, Nevada

We have audited the accompanying balance sheets of Thermal Tennis, Inc. as of December 31, 2010 and 2009, and the related statements of operations, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Thermal Tennis, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

As discussed in Note 3 to the financial statements, the Company's recurring losses from operations raises substantial doubt about its ability to continue as a going concern. (Management's plans as to these matters are also described in Note 3.)  The 2010 and 2009 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
March 30, 2011

THERMAL TENNIS INC.

BALANCE SHEETS
DECEMBER 31, 2010 AND 2009

ASSETS

	2010	2009
CURRENT ASSETS:
Cash	$2,330	$7,735
Accounts receivable, net	1,326	948
Due from officer	-	2,788
Prepaids	433	468

Total Current Assets	4,089	11,939

TOTAL ASSETS	$4,089	$11,939

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$18,565	$6,436
Accounts payable and accrued expenses-Related parties	14,076	9,484
Notes payable-Related Parties-Current maturities	46,000	40,000

Total Current Liabilities	78,641	55,920

Total Liabilities	78,641	55,920

STOCKHOLDERS' DEFICIT:
Capital stock, $.001 par value; 50,000,000 shares authorized;
1,676,000 and 1,672,000 shares issued and outstanding
at December 31, 2010 and 2009, respectively	1,676	1,672
Additional paid-in capital	34,116	33,120
Accumulated deficit	(110,344)	(78,773)

Total Stockholders' Deficit	(74,552)	(43,981)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$4,089	$11,939

The accompanying notes are an integral part of these financial statements.

THERMAL TENNIS INC.

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009

SALES, Net of Returns, Allowances and Discounts	$92,526	$98,353

COST OF SALES	86,312	95,087

GROSS PROFIT	6,214	3,266

EXPENSES:
General and administrative expenses	33,406	29,281

TOTAL OPERATING EXPENSES	33,406	29,281

LOSS BEFORE OTHER (EXPENSE) AND INCOME TAXES	(27,192)	(26,015)

OTHER INCOME/(EXPENSE)
Interest income	1	81
Interest expense-Related parties	(4,380)	(4,000)

Total other income/(expense)	(4,379)	(3,919)

LOSS BEFORE INCOME TAXES	(31,571)	(29,934)

PROVISIONS FOR INCOME TAXES	-	-

NET LOSS	$(31,571)	$(29,934)

BASIC LOSS PER SHARE	$(0.02)	$(0.02)

WEIGHTED AVERAGE SHARES OUTSTANDING	1,675,753	1,652,767

The accompanying notes are an integral part of these financial statements.

THERMAL TENNIS INC.

STATEMENTS OF STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

			Additional	Accumulated
	Capital Stock		Paid-in
	Shares	Amount	Capital	Deficit	Total

BALANCE, December 31, 2008	1,579,000	$1,579	$9,963	$(48,839)	$(37,297)

Common stock issued for cash	93,000	93	23,157	-	23,250

Net loss for the year ended December 31, 2009	-	-	-	(29,934)	(29,934)

BALANCE, December 31, 2009	1,672,000	1,672	33,120	(78,773)	(43,981)

Common stock issued for cash	4,000	4	996	-	1,000

Net loss for the year ended December 31, 2010	-	-	-	(31,571)	(31,571)

BALANCE, December 31, 2010	1,676,000	$1,676	$34,116	$(110,344)	$(74,552)

The accompanying notes are an integral part of these financial statements.

THERMAL TENNIS INC.

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(31,571)	$(29,934)
Adjustments to reconcile net loss to net cash (used)/provided in operating activities:
Changes in assets and liabilities:
(Increase) in accounts receivable	(378)	(948)
Decrease in due from officer	2,788	3,232
(Increase) decrease in prepaids	35	(468)
Increase (decrease) in accounts payable and accrued expenses	16,721	(4,415)

Net cash (used) by operating activities	(12,405)	(32,533)

CASH FLOWS FROM INVESTING ACTIVITIES:	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of common stock	1,000	23,250
Increase in notes payable	6,000	-

Net cash provided by financing activities	7,000	23,250

Net (decrease) in cash	(5,405)	(9,283)

CASH AT BEGINNING PERIOD	7,735	17,018

CASH AT END OF PERIOD	$2,330	$7,735

SUPPLEMENTAL CASH FLOW INFORMATION:

Cash paid for income taxes	$-	$-

Cash paid for interest expense	$-	$-

The accompanying notes are an integral part of these financial statements.

THERMAL TENNIS INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

NOTE 1 – Organization, History and Business Activity

Thermal Tennis Inc. (Company) was founded July 1, 1999 and was organized to engage in the business of namely the development of tennis management programs, tennis training programs, sales of tennis equipment and general services related to tennis.  The Company was incorporated under the laws of the State of Nevada.

NOTE 2 - Significant Accounting Policies

This summary of significant accounting policies of Thermal Tennis Inc. (the “Company”) is presented to assist in understanding the Company’s financial statements.  The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity.  These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Concentration of Risk

The Company places its cash and temporary cash investments with established financial institutions.

Accounts Receivable

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred. The Company reserved $2,463 and $1,967 as a bad debt reserve for the years ended December 31, 2010 and 2009, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Fair Value of Financial Instruments

Effective January 1, 2008, the Company adopted FASB ASC 820, Fair Value Measurements and Disclosures, Pre Codification SFAS No. 157, “Fair Value Measurements”, which provides a framework for measuring fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The standard also expands disclosures about instruments measured at fair value and establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices for identical assets and liabilities in active markets;
Level 2 — Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and
Level 3 — Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The Company designates cash equivalents (consisting of money market funds) and investments in securities of publicly traded companies as Level 1. The total amount of the Company’s investment classified as Level 3 is de minimis.

The fair value of the Company’s debt as of December 31, 2010 and 2009, approximated fair value at those times.

Fair value of financial instruments: The carrying amounts of financial instruments, including cash and cash equivalents, short-term investments, accounts payable, accrued expenses and notes payables approximated fair value as of December 31, 2010 and 2009 because of the relative short term nature of these instruments. At December 31, 2010 and 2009, the fair value of the Company’s debt approximates carrying value.

Shares for Services and Other Assets

The Company accounts for stock-based compensation based on the fair value of all option grants or stock issuances made to employees or directors on or after its implementation date, as well as a portion of the fair value of each option and stock grant made to employees or directors prior to the implementation date that represents the unvested portion of these share-based awards as of such implementation date, to be recognized as an expense, as codified in ASC 718. The Company calculates stock option-based compensation by estimating the fair value of each option as of its date of grant using the Black-Scholes option pricing model.  These amounts are expensed over the respective vesting periods of each award using the straight-line attribution method. Compensation expense is recognized only for those awards that are expected to vest, and as such, amounts have been reduced by estimated forfeitures.

Revenue Recognition

The Company recognizes revenue in accordance with the Securities and Exchange Commission Staff Accounting Bulletin (SAB) number 104, which states that revenues are generally recognized when it is realized and earned.  Specifically, the Company recognizes revenue when services are performed and projects are completed and accepted by the customer.  Revenues are earned from tennis lessons, sales of ball machines and other related services.

 Income Taxes

The Company accounts for income taxes under an asset and liability approach. This process involves calculating the temporary and permanent differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The temporary differences result in deferred tax assets and liabilities, which would be recorded on the Company’s balance sheets in accordance with ASC 740, which established financial accounting and reporting standards for the effect of income taxes. The Company must assess the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent the Company believes that recovery is not likely, the Company must establish a valuation allowance. Changes in the Company’s valuation allowance in a period are recorded through the income tax provision on the consolidated statements of operations.

On January 1, 2007, the Company adopted ASC 740-10 (formerly known as FIN No. 48, Accounting for Uncertainty in Income Taxes). ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under ASC 740-10, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, ASC 740-10 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the implementation of ASC 740-10, the Company recognized no material adjustment in the liability for unrecognized income tax benefits.

Segments

The Company operates in only one business segment, namely the development of tennis management programs, tennis training programs, sales of tennis equipment and general services related to tennis.

Earnings Per Share

The Company is required to provide basic and dilutive earnings per common share information.

The basic net loss per common share is computed by dividing the net earnings applicable to common stockholders by the weighted average number of common shares outstanding.

Diluted net income per common share is computed by dividing the net income applicable to common stockholders, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities.

For the period ended December 31, 2010 and 2009, there were no dilutive securities that would have had an anti-dilutive effect and all the shares outstanding were included in the calculation of diluted net income per common share.

Recent Accounting Pronouncements

Effective January 1, 2009, the Company adopted an accounting standard that requires unvested share-based payments that entitle employees to receive nonrefundable dividends to also be considered participating securities, as codified in ASC 260. The adoption of this accounting standard had no impact on the calculation of the Company’s earnings per share because the Company has not issued participating securities.

Effective April 1, 2009, the Company adopted three accounting standard updates which were intended to provide additional application guidance and enhanced disclosures regarding fair value measurements and impairments of securities. They also provide additional guidelines for estimating fair value in accordance with fair value accounting. The first update, as codified in ASC 820-10-65, provides additional guidelines for estimating fair value in accordance with fair value accounting. The second accounting update, as codified in ASC 320-10-65, changes accounting requirements for other-than-temporary-impairment for debt securities by replacing the current requirement that a holder have the positive intent and ability to hold an impaired security to recovery in order to conclude an impairment was temporary with a requirement that an entity conclude it does not intend to sell an impaired security and it will not be required to sell the security before the recovery of its amortized cost basis. The third accounting update, as codified in ASC 825-10-65, increases the frequency of fair value disclosures. These updates were effective for fiscal years and interim periods ended after June 15, 2009. The adoption of these accounting updates did not have any impact on the Company’s financial statements.

Effective April 1, 2009, the Company adopted a new accounting standard for subsequent events, as codified in ASC 855-10. The update modifies the names of the two types of subsequent events either as recognized subsequent events (previously referred to in practice as Type I subsequent events) or non-recognized subsequent events (previously referred to in practice as Type II subsequent events). In addition, the standard modifies the definition of subsequent events to refer to events or transactions that occur after the balance sheet date, but before the financial statements are issued (for public entities) or available to be issued (for nonpublic entities).. The update did not result in significant changes in the practice of subsequent event disclosures, and therefore the adoption did not have any impact on the Company’s financial statements.

Effective July 1, 2009, the Company adopted the “FASB Accounting Standards Codification” and the Hierarchy of Generally Accepted Accounting Principles (“ASC 105”). This standard establishes only two levels of U.S. GAAP, authoritative and no authoritative. The FASB Accounting Standards Codification (the “Codification”) became the source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the SEC, which are sources of authoritative GAAP for SEC registrants. All other non-grandfathered, non-SEC accounting literature not included in the Codification became no authoritative. The Company began using the new guidelines and numbering system prescribed by the Codification when referring to GAAP in the third quarter of 2009. As the Codification was not intended to change or alter existing GAAP, it did not have any impact on the Company’s financial statements.

In October 2009, the FASB issued Update No. 2009-13, “Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force” (“ASU 2009-13”). It updates the existing multiple-element revenue arrangements guidance currently included under ASC 605-25, which originated primarily from the guidance in EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”). The revised guidance primarily provides two significant changes: 1) eliminates the need for objective and reliable evidence of the fair value for the undelivered element in order for a delivered item to be treated as a separate unit of accounting, and 2) eliminates the residual method to allocate the arrangement consideration. In addition, the guidance also expands the disclosure requirements for revenue recognition. ASU 2009-13 will be effective for the first annual reporting period beginning on or after June 15, 2010, with early adoption permitted provided that the revised guidance is retroactively applied to the beginning of the year of adoption. The Company is currently assessing the future impact of this new accounting update to its financial statements.

In October 2009, the FASB issued Update No. 2009-14, “Certain Revenue Arrangements that Include Software Elements—a consensus of the FASB Emerging Issues Task Force” (“ASU 2009-14”).  ASU 2009-14 amends the scope of pre-existing software revenue guidance by removing from the guidance non-software components of tangible products and certain software components of tangible products. ASU 2009-14  will be effective for the first annual reporting period beginning on or after June 15, 2010, with early adoption permitted provided that the revised guidance is retroactively applied to the beginning of the year of adoption.. The Company believes this will not have any future impact to its financial statements.

Transfers of Financial Assets: In December 2009, the FASB issued ASU No. 2009-16, Transfers and Servicing (Topic 860)—Accounting for Transfers of Financial Assets (“ASU 2009-16”). ASU 2009-16 codifies SFAS No. 166, Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140 (“SFAS 166”), issued in June 2009. The guidance eliminates the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets. The guidance is effective as of the beginning of the first annual reporting period that begins after November 15, 2009. Earlier adoption is prohibited. The Company will adopt the guidance in the first quarter of fiscal 2010. The Company does not anticipate this adoption will have a material impact on its financial statements.

Amendments to Accounting Standards Codification: In February 2010, the FASB issued ASU No. 2010-08, Technical Corrections to Various Topics (“ASU 2010-08”). ASU 2010-08 makes various non-substantive amendments to the FASB Codification that does not fundamentally change existing GAAP; however, certain amendments could alter the application of GAAP relating to embedded derivatives and the income tax aspects of reorganization. The amended guidance is effective beginning in the first interim or annual period beginning after the release of the ASU, except for certain amendments. The Company will adopt the guidance in the second quarter of 2010. The Company does not anticipate this adoption will have a material impact on its financial statements.

In January 2010, the FASB issued new guidance that both expanded and clarified the disclosure requirements related to fair value measurements.  Entities are required to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 of the fair value valuation hierarchy and describe the reasons for the transfers.  Additionally, entities are required to disclose and roll forward Level 3 activity on a gross basis rather than as one net number.  The new guidance also clarified that entities are required to provide fair value measurement disclosures for each class of assets and liabilities.  In addition, entities are required to provide disclosures about the valuation techniques and inputs used to measure fair value of assets and liabilities that fall within Level 2 or Level 3 of the fair value valuation hierarchy.  The new disclosures were adopted by the Company on January 1, 2010 and do not have an impact on our financial statements.

Amendments to Accounting Standards Codification: In February 2010, the FASB issued ASU No. 2010-08, Technical Corrections to Various Topics (“ASU 2010-08”). ASU 2010-08 makes various non-substantive amendments to the FASB Codification that does not fundamentally change existing GAAP; however, certain amendments could alter the application of GAAP relating to embedded derivatives and the income tax aspects of reorganization. The amended guidance is effective beginning in the first interim or annual period beginning after the release of the ASU, except for certain amendments. The Company adopted the guidance in the second quarter of 2010. There was no material impact on its financial statements.

On February 24, 2010, the FASB issued ASU No. 2010-09, Subsequent Events (Topic 855)—Amendments to Certain Recognition and Disclosure Requirements (“ASU 2010-09”). ASU 2010-09 removes the requirement that SEC filers disclose the date through which subsequent events have been evaluated. This amendment alleviates potential conflicts between Subtopic 855-10 and the SEC’s requirements. The guidance became effective with the issuance of ASU 2010-09 and the Company adopted this guidance upon its issuance.

In April 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2010-18 “Receivables (Topic 310) – Effect of a Loan Modification When the Loan is Part of a Pool that is Accounted for as a Single Asset – a consensus of the FASB Emerging Issues Task Force.”  ASU 2010-18 provides guidance on account for acquired loans that have evidence of credit deterioration upon acquisition. It allows acquired assets with common risk characteristics to be accounted for in the aggregate as a pool.  ASU 2010-18 is effective for modifications of loans accounted for within pools under Subtopic 310-30 in the first interim or annual reporting period ending on or after July 15, 2010.  We do not expect ASU 2010-18 to have an impact on our financial condition, results of operations, or disclosures.

In April 2010, the FASB issued ASU No. 2010-15 “Financial Services – Insurance (Topic 944) – How Investments Held through Separate Accounts Affect an Insurer’s Consolidation Analysis of Those Investments – a consensus of the FASB Emerging Issues Task Force.”  ASU 2010-15 affects insurance entities that have separate accounts that meet the definition of a separate account in paragraph 944-80-25-2 when evaluating whether to consolidate an investment held through its separate account or through a combination of investments in its separate and general accounts.  ASU 2010-15 is effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2010.  We do not expect ASU 2010-15 to have an impact on our financial condition, results of operations, or disclosures.

In April 2010, FASB issued ASU No. 2010-17, Milestone Method of Revenue Recognition (“ASU 2010-17”), which provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. Research or development arrangements frequently include payment provisions whereby a portion or all of the consideration is contingent upon milestone events such as successful completion of phases in a study or achieving a specific result from the research or development efforts. The amendments in this ASU provide guidance on the criteria that should be met for determining whether the milestone method of revenue recognition is appropriate. ASU 2010-17 is effective for fiscal years and interim periods within those years beginning on or after June 15, 2010, with early adoption permitted. This ASU is effective for the Company on January 1, 2011. The Company is currently evaluating the impact, if any, ASU 2010-17 will have on its results of operations, financial position or liquidity.

In May 2010, the FASB issued ASU 2010-19, Foreign Currency Issues: Multiple Foreign Currency Exchange Rates. The purpose of this update is to codify the SEC Staff Announcement made at the March 18, 2010 meeting of the FASB Emerging Issues Task Force (“EITF”) by the SEC Observer to the EITF. The Staff Announcement provides the SEC staff’s view on certain foreign currency issues related to investments in Venezuela. ASU 2010-19 is effective as of March 18, 2010. We adopted the update as of its effective date. The update had no effect on our consolidated financial position, results of operations or cash flows.

In August 2010, the FASB issued ASU 2010-21, Accounting for Technical Amendments to Various SEC Rules and Schedules—Amendments to SEC Paragraphs Pursuant to Release No. 33-9026: Technical Amendments to Rules, Forms, Schedules and Codification of Financial Reporting Policies. This ASU amends various SEC paragraphs in the ASC to reflect changes made by the SEC in Final Rulemaking Release No. 33-9026, which was issued in April 2009 and amended SEC requirements in Regulation S-X and Regulation S-K and made changes to financial reporting requirements in response to the FASB’s issuance of Statement of Financial Accounting Standards (“SFAS”) No. 141(R), Business Combinations (FASB ASC Topic 805), and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (FASB ASC Topic 810). ASU 2010-21 is effective upon issuance. We adopted this update on its effective date. The update had no effect on our consolidated financial position, results of operations or cash flows. We previously adopted the guidance originally issued in SFAS 141(R) and SFAS 160 on January 1, 2009.

In August 2010, the FASB issued ASU 2010-22, Accounting for Various Topics—Technical Corrections to SEC Paragraphs. This update amends some of the SEC material in the ASC based on the June 2009 publication of Staff Accounting Bulletin (“SAB”) No. 112, which amended Topic 2, Topic 5, and Topic 6 in the SEC’s Staff Accounting Bulletin series. SAB 112 was issued to bring the SEC’s staff interpretative guidance into alignment with the changes in U.S. GAAP made in SFAS No. 141(R), Business Combinations (FASB ASC Topic 805), and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (FASB ASC Topic 810). ASU 2010-22 is effective upon issuance. We adopted this update on its effective date. The update had no effect on our consolidated financial position, results of operations or cash flows.

In December 2010, the FASB has issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations. ASC Topic 805, Business Combinations, requires a public entity involved in a merger or acquisition to disclose pro forma information of the combined entity for business combinations that occur in the current reporting period. This update clarifies the acquisition date that should be used for reporting the pro forma financial information disclosures in ASC Topic 805 when comparative financial statements are presented. The update requires the pro forma information for business combinations to be presented as if the business combination occurred at the beginning of the prior annual reporting period when calculating both the current reporting period and the prior reporting period pro forma financial information. The update also expands the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination. The amended guidance is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. We adopted the update as of January 1, 2011. We do not expect the update to have a material effect on our consolidated financial position, results of operations or cash flows.

Other recent accounting pronouncements issued by the FASB, the American Institute of Certified Public Accountants ("AICPA"), and the SEC did not or are not believed by management to have a material impact on the Company's present financial statements.

NOTE   3 – Financial Condition and Going Concern

The Company’s financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company generated a net loss from its operations in 2010, the Company has a Accumulated Deficit, and a Stockholders’ Deficit.  These factors raise substantial doubt as to its ability to obtain debt and/or equity financing and achieving future profitable operations.

Management intends to raise additional operating funds through equity and/or debt offerings.  However, there can be no assurance management will be successful in its endeavors.  Ultimately, the Company will need to achieve profitable operations in order to continue as a going concern.

There are no assurances that Thermal Tennis Inc. will be able to either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations; or (2) obtain additional financing through either private placement, public offerings and/or bank financing necessary to support its working capital requirements.  To the extent that funds generated from operations and any private placements, public offerings and/or bank financing are insufficient, the Company will have to raise additional working capital.  No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to Thermal Tennis Inc..  If adequate working capital is not available Thermal Tennis Inc. may be required to curtail its operations.

NOTE 4 – Income Taxes

Effective January 1, 2007, we adopted the provisions of ASC 740-10 (formerly known as FIN No. 48, Accounting for Uncertainty in Income Taxes). ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements. ASC 740-10 requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements. The application of income tax law is inherently complex. Laws and regulation in this area are voluminous and are often ambiguous. As such, we are required to make many subjective assumptions and judgments regarding the income tax exposures. Interpretations of and guidance surrounding income tax laws and regulations change over time. As such, changes in the subjective assumptions and judgments can materially affect amounts recognized in the balance sheets and statements of income.

At the adoption date of January 1, 2007, we had no unrecognized tax benefit, which would affect the effective tax rate if recognized. There has been no significant change in the unrecognized tax benefit during the year ended December 31, 2010.

We classify interest and penalties arising from the underpayment of income taxes in the statement of income under general and administrative expenses. As of December 31, 2010, we had no accrued interest or penalties related to uncertain tax positions. The tax years 2010 and 2009 federal return remains open to examination.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The provision (benefit) for income taxes for the year ended December 31, 2010 and 2009 consists of the following:

	2010	2009
Federal:
Current	$-	$-
Deferred	-	-

State:
Current	-	-
Deferred	-	-

	$-	$-

Net deferred tax assets consist of the following components as of December 31, 2010 and 2009:

	2010	2009

Deferred tax assets:
Accrued expenses	$4,714	$3,224
Operating Loss	34,804	25,804
Reserve for bad debts	837	670
Deferred tax liabilities:	-	-

Valuation allowance	(40,355)	(29,698)

Net deferred tax asset	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rate of 34% to pretax income from continuing operations of the years ended December 31, 2010 and 2009 due to the following:

	2010	2009

Book Income/(Loss)	$(10,734)	$(10,178)
Meals & Entertainment	77	72
NOL Carryover	-	-
Valuation allowance	(10,657)	(10,106)

Income Tax Expense	$-	$-

NOTE 5 – Notes Payable-Related Parties

The Company’s notes payable consists of the following:

	December
	2010	2009
Note payable, due to an individual, 10% interest, principle and interest due June 1, 2011(1)	$20,000	$20,000
Note payable, due to an individual, 10% interest, principle and interest due June 1, 2011(1)	20,000	20,000
Note payable, due to an individual, 10% interest, principle and interest due June 1, 2011	6,000	-
	46,000	40,000
Less current portion	(46,000)	(40,000)

	$-	$-

Future maturities of long-term debt are as follows:

Years Ending December 31:

2011                                                                                                                     $46,000
(1)
The notes listed above both represent credit lines that allow the Company to borrow up to $25,000 on each note to pay the ongoing expenses of the company.  Both of these parties are greater than 20% owners of the Company.

NOTE 6 - Related Party Transactions

The Company has advanced the President $ 0 in 2010 and $2,788 in 2009.  This loan was non-interest bearing and due upon demand.  The Company recognized $3,000 of expense in 2010 and 2009 associated with this loan, which represented the value of the rent associated with the sole officers home office.  The President made principle payments to the Company totaling $ 0 and $232 in 2010 and 2009, respectively.  The Company owes the President $212 at December 31, 2010.

The President provided certain contract services for 2010 and was paid $6,293 for these services.

The Company accrued interest expense on the notes listed in Note 5 in the amount of $4,380 and $4,000 for the years ended December 31, 2010 and 2009, respectively.  The total interest owed at December 31, 2010 on the three notes amounts to $13,864.

NOTE 7 – Stock Offering

The Board of Directors has authorized a stock issuance totaling 600,000 shares of its common stock at $.25 per share.  The offering was filed under the Securities Act of 1933 or an exemption under the Act and became effective July 24, 2008.

The Company had incurred certain offering costs related to the above mentioned offering totaling $9,708.  These offering costs were written off against the initial proceeds from the offering.  It is expected that additional legal and accounting costs may be incurred in relation to the offering.  All capitalized deferred offering costs will be offset against any gross proceeds received.

During the last quarter of 2008, the Company had issued 79,000 shares of its common stock, which represented $19,750 of gross proceeds from the offering.

During the year ended December 31, 2009, the Company has received a total of $23,250 under its stock offering, representing 93,000 shares of its common stock subscribed at $.25 per share.

During the year ended December 31, 2010, the Company has received a total of $1.000 under its stock offering, representing 4,000 shares of its common stock subscribed at $.25 per share.

The Company closed the offering as of July 24, 2010.

NOTE 8 – Subsequent Events

The Company has evaluated subsequent events pursuant to ASC Topic 855 and has determined that there are no events to disclose.

Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial disclosure.

There have been no changes in nor disagreements with accountants on accounting and financial disclosure.

Item 15.  Financial Statements and Exhibits.

Financial Statements

Financial Statements for the Quarter Ended March 31, 2011
Financial Statements for the Years Ended December 31, 2010 and 2009

Exhibit No.	Exhibit Name
3.1	Articles of Incorporation (1)
3.2	Bylaws (2)
10.1	Material Contract

(1)  Attached as Exhibit 3.1 to the Company's Registration Statement on Form S-1 filed with the SEC on May 13, 2008.
(2)  Attached as Exhibit 3.2 to the Company's Registration Statement on Form S-1 filed with the SEC on May 13, 2008.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

THERMAL TENNIS INC.

/s/ Rober R. Deller
_____________________________________
Robert R. Deller, Chief Executive Officer

Date: August 12, 2011